Exhibit 99.1
Summary Historical Financial Information of Schrader

Set forth below is the summary historical financial information of Schrader as of and for the periods indicated.
The summary historical financial information as of December 31, 2013 and for the year ended December 31, 2013 are derived from the audited consolidated financial statements of August Cayman Company, Inc. ("August Cayman").
The summary historical financial information as of June 28, 2014 and for the six months ended June 28, 2014 and June 29, 2013 are derived from August Cayman’s unaudited condensed consolidated financial statements.
The summary historical financial information for the twelve months ended June 28, 2014 has been derived by adding the unaudited historical financial information for the six months ended June 28, 2014 to the audited historical financial information for the year ended December 31, 2013 and subtracting the unaudited historical financial information for the six months ended June 29, 2013.

	Year Ended December 31,	Six Months Ended June 28,	Six Months Ended June 29,	Twelve Months Ended June 28,
	2013	2014	2013	2014
		(Unaudited)	(Unaudited)	(Unaudited)
(in thousands)
Statement of Operations Data:
Sales	$455,427	$261,003	$226,270	$490,160
Operating costs and expenses:
Costs of sales	328,793	187,685	164,225	352,253
Selling, general and administrative	119,884	63,984	53,961	129,907
Impairment of goodwill	16,000	−	−	16,000
Total operating costs and expenses	464,677	251,669	218,186	498,160
(Loss)/profit from operations	(9,250)	9,334	8,084	(8,000)
Interest expense and other financing costs	(27,189)	(13,053)	(14,280)	(25,962)
Loss before taxes	(36,439)	(3,719)	(6,196)	(33,962)
Benefit from income taxes	11,396	2,078	1,955	11,519
Net loss	$(25,043)	$(1,641)	$(4,241)	$(22,443)

Cash Flow Data:
Net cash provided by/(used in):
Operating activities	$27,951	$6,219	$6,760	$27,410
Investing activities	(38,426)	(22,355)	(13,271)	(47,510)
Financing activities	(2,811)	16,054	(1,920)	15,163
Capital expenditures	36,193	21,813	12,188	45,818

Other Financial Data:
EBITDA(1)	$51,398	$32,099	$29,732	$53,765
Adjusted EBITDA(1)	$69,194	$42,637	$32,219	$79,612

	As of December 31,	As of June 28,
	2013	2014
		(Unaudited)
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$8,968	$9,640
Working capital	39,568	38,990
Total assets	689,296	741,066
Total debt, including capital lease and other financing obligations, net of debt discount	342,611	361,858
Total stockholders’ equity	190,915	201,967
______________________
(1) The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods presented:

	Year Ended December 31,	Six Months Ended June 28,	Six Months Ended June 29,	Twelve Months Ended June 28,
	2013	2014	2013	2014
		(Unaudited)	(Unaudited)	(Unaudited)
(in thousands)
Net loss	$(25,043)	$(1,641)	$(4,241)	$(22,443)
Benefit from income taxes	(11,396)	(2,078)	(1,955)	(11,519)
Interest expense and other financing costs	27,189	13,053	14,280	25,962
Depreciation	22,524	11,149	10,868	22,805
Amortization	22,124	11,616	10,780	22,960
Impairment of goodwill	16,000	−	−	16,000
EBITDA	51,398	32,099	29,732	53,765
Share-based compensation	1,264	435	774	925
One-time legal matters	11,331	3,373	1,413	13,291
Tax indemnification adjustment	1,551	392	−	1,943
Start-up costs	−	5,830	−	5,830
Brazil inventory adjustment	2,748	−	−	2,748
Other	902	508	300	1,110
Adjusted EBITDA	$69,194	$42,637	$32,219	$79,612